KPMG LLP Suite 600 205 North 10th Street Boise, ID 83702-5798

August 12, 2013

Securities and Exchange Commission
Washington, DC 20549

Ladies and Gentlemen:

We were previously principal accountants for Revett Minerals Inc. and, under the date of March 11, 2013, we reported on the consolidated financial statements of Revett Minerals Inc. as of and for the years ended December 31, 2012 and 2011, and the effectiveness of internal control over financial reporting as of December 31, 2012. On August 8, 2013, we were dismissed. We have read Revett Minerals Inc.’s statements included under Item 4.01 of its Form 8-K dated August 12, 2013 and we agree with such statements, except as follows: (1) we are not in a position to agree or disagree with Revett Minerals Inc.’s stated reason for changing independent registered public accountants; (2) we are not in a position to agree or disagree with Revett Minerals Inc.’s statement that the change was approved by the audit committee of the Company’s board of directors; and (3) we are not in a position to agree or disagree with the 5th and 6th paragraphs in Item 4.01.

Very truly yours,

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